Exhibit 10.2	Non-Qualified Stock Option Agreement
pursuant to
The Ryland Group, Inc.
2007 Equity Incentive Plan

AGREEMENT, dated                , 200   , between THE RYLAND GROUP, INC. (the “Corporation”) and                         (the “Optionee”).

WHEREAS, pursuant to The Ryland Group, Inc. 2007 Equity Incentive Plan (the “Plan”), the Board of Directors wishes to provide participation in the appreciated equity value of the Corporation by providing the Optionee with a grant of non-qualified stock options related to Ryland Common Stock (“Common Stock”), and thereby increase the Optionee’s proprietary interest in the success of the Corporation; and

WHEREAS, the Optionee desires to accept said grant in accordance with the terms and provisions of the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Corporation and the Optionee agree as follows:

1.  Grant of Option

Subject to the terms and conditions set forth herein, the Corporation hereby grants to the Optionee during the period ending at the close of business five years from the date hereof (the “Option Period”), the option to purchase (the “Option”) from the Corporation at a price of $              per share up to but not exceeding in the aggregate                 shares of the Corporation’s Common Stock.  THE OPTION GRANTED UNDER THIS AGREEMENT SHALL NOT BE TREATED AS AN “INCENTIVE STOCK OPTION” WITHIN THE MEANING OF SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

2.  Exercise of Option

The Option granted in paragraph 1 may be exercised in whole or in part in accordance with the following vesting schedule.

The aggregate number of shares of Common Stock optioned by this Agreement shall be divided into three installments.

The first installment for               shares may be exercised in whole or in part beginning         , 200  .

The second installment for               shares may be exercised in whole or in part beginning         , 200  .

The third installment for               shares may be exercised in whole or in part beginning        , 200  .

In case an installment is not immediately exercisable, the Board of Directors or the Compensation Committee of the Board may in its discretion accelerate the time at which the installment may be exercised.  To the extent not exercised, installments shall accumulate and be exercisable by the Optionee during the Option Period.  Continued accrual of installments shall cease immediately upon termination of employment for any reason whatsoever, subject to acceleration by the Board of Directors or the Compensation Committee.

3.  Method of Exercising Option and Payment of Exercise Price

The Option shall be exercised by delivery of a written Notice of Exercise stating the number of shares the Optionee desires to purchase.  The form of Notice of Exercise is attached to this Agreement as Exhibit A.  Notice(s) should be delivered to Valerie Zook, The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, CA 91302; Telephone No. (818) 223-7558; Facsimile No. (818) 223-7675.

The Optionee shall pay the exercise price in the following ways:

(a)           cash payment (by certified check, bank draft or money order payable to the order of the Corporation);

(b)           if approved by the Corporation, cash payment may be made from the proceeds of an immediate sale of Common Stock receivable upon the exercise of the Option; or

(c)           if approved by the Corporation, delivery of Common Stock (including executed stock powers attached thereto).

The payment of the exercise price shall be delivered to Valerie Zook together with the Notice of Exercise.

The Corporation shall, subject to the receipt of withholding tax, issue to the Optionee the stock certificate for the number of shares of Common Stock with respect to which the Option is exercised.

The value of shares of Common Stock used as payment for the exercise of an Option shall be the closing price of such shares on the New York Stock Exchange on the date of exercise of an Option or if no longer listed on such exchange, as otherwise determined by the Corporation, the Board of Directors or the Compensation Committee of the Board.

4.  Certain Tax Matters

Optionee agrees that the Corporation may withhold any federal, state or local taxes upon exercise of an Option, at such time and upon such terms and conditions as required by law or determined by the Corporation.

5.  Termination

The Option granted hereby shall terminate upon the happening of the earliest of the following events:

(a)           The expiration of five years from the date of this Agreement;

(b)           The expiration of 90 days after the date of termination of the Optionee’s employment, except in the case of death, disability or retirement.  During this period, the Optionee shall have the right to exercise the Option to the extent it is exercisable on the termination date.

(c)           The expiration of three years after the date of death of the Optionee if death occurs while the Optionee is in the employ of the Corporation.  During this period, the Optionee’s estate, personal representative or beneficiary shall have the right to exercise the Option to the extent it is exercisable on the date of death.

(d)           The expiration of three years after the date the Optionee’s employment is terminated due to disability or retirement.  During this period, the Optionee shall have the right to exercise the Option to the extent it is exercisable on the date of termination due to disability or retirement.

The Board of Directors or the Compensation Committee of the Board shall have absolute discretion to determine whether any other  termination of Optionee’s employment is to be considered as retirement for the purposes of this Agreement and whether an authorized leave of absence or  otherwise shall constitute a termination of employment for the purposes of this Agreement.  Any determination made by the Board of Directors or the Compensation Committee of the Board with respect to any matter referred to in this paragraph 5 shall be final and conclusive on all persons affected thereby.

6.  Assignability

The Option is not assignable or transferable except by will or the laws of descent and distribution.  The Option is exercisable during the Optionee’s lifetime only by the Optionee or the Optionee’s guardian or legal representative.

7.  Rights as a Stockholder

The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of issuance of the shares to the Optionee, and the Corporation has receipt of payment for the full exercise price of the Option shares.  No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of issuance of the shares of Common Stock related to the exercise of an Option.

8.  Merger, Consolidation or Share Exchange

After any merger, consolidation or share exchange in which the Corporation is the surviving or resulting corporation, the Optionee shall be entitled, upon the exercise of an Option, to receive the number and class of shares of stock or other consideration to which the Optionee would have been entitled, if, immediately prior to such merger, consolidation or share exchange, the Optionee had exercised the Option in accordance with and subject to the terms of this Agreement.  If the Corporation is not the surviving or resulting corporation in any merger, consolidation or share exchange, the surviving or resulting corporation shall tender stock options to purchase its shares on terms and conditions that substantially preserve the rights and benefits under this Option.

9.  No Employment Agreement

Nothing in this Agreement or in the Plan shall confer any right to continued employment with the Corporation or its subsidiaries nor restrict the termination of the employment relationship with the Optionee at any time.

10.  Employee’s Agreement

Notwithstanding any other provision of this Agreement, Optionee agrees that Optionee will not exercise any Option and the Corporation shall not be obligated to deliver any shares of Common Stock or make any cash payment if counsel to the Corporation determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement to which the Corporation is subject.

11.  Resolution of Disputes

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors in its absolute discretion, and any determination by the Board of Directors or the Compensation Committee under or pursuant to this Agreement and any interpretation by the Board of Directors or the Compensation Committee of the terms of this Agreement or the Plan shall be final, binding and conclusive on all persons affected thereby.

12.  Amendments

The Board of Directors of the Corporation or the Compensation Committee of the Board of Directors shall have the right, in its absolute discretion, to alter or amend this Agreement in any manner, and any alteration or amendment of this Agreement by the Board of Directors or the Compensation Committee shall, upon adoption thereof by the Board of Directors or the Compensation Committee, become and be binding and conclusive on all persons affected thereby without requirement of consent or other action with respect thereto.  The Corporation shall give written notice to the Optionee of any alteration or amendment of this Agreement by the Board or the Compensation Committee as promptly as practical after the adoption thereof.

13. Construction

This Agreement has been entered into in accordance with the terms of the Plan, and wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

The Optionee hereby agrees by acceptance of the Option that the terms, conditions and provisions of this Agreement and the Plan shall determine the rights and obligations of the Corporation and the Optionee in connection with the Option.

THE RYLAND GROUP, INC.

By: